EXHIBIT 10.41

                   AMENDMENT TO EMPLOYMENT AGREEMENT


This Amendment to Employment Agreement ("Amendment") is by and between Midcoast Energy Resources, Inc. ("Employer" or "Midcoast") and I.J. Berthelot, II ("Employee").
     WHEREAS effective April 17, 1995, Employer and Employee entered into an Employment Agreement ("Agreement"); and
     WHEREAS Employer and Employee desire to amend certain terms of the Agreement to make it conform to the intent of the parties.

     NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein, the parties hereby agree as follows:
1. Section 5(A) shall be deleted from the Agreement and replaced with the following:
A. Base Salary. Beginning August 15, 1995, Employee's base salary ("Salary") shall be Fifty-Five Thousand, Two Hundred and No/100 Dollars ($55,200.00), payable in equal semi-monthly installments of Two Thousand, Three Hundred and No/100 Dollars ($2,300.00) each. Each year thereafter, on the anniversary date of this Agreement, Employee's Salary shall be increased a minimum of ten percent (10%) per annum. Employer shall make appropriate deductions from Employee's Salary for customary withholding taxes and other employment taxes as required for salaried compensation under Federal and State tax laws. Employee's Salary shall be in addition to any bonuses (in cash or stock), which shall be given from time to time at the discretion of the President.

2.The first sentence of Section 5(B) of the Agreement shall be revised to read as follows:

Upon execution of this Agreement and in order to further encourage Employee to remain in the service of Employer, Employee is hereby awarded thirteen thousand (13,000) shares of Employer's Common Stock, $.01 par value per share (the "Common Stock"), ten thousand (10,000) of which shall be issued as of the Effective Date and three thousand (3,000) of which shall be issued as of September 20, 1995.

The remainder of Section 5(B) shall remain a part of the Agreement and shall not be affected by the execution of this Amendment.

3.Section 5(C) shall be deleted from the Agreement and replaced with the following:
C.Tax Reimbursement. Employer shall reimburse Employee for the federal income tax liability, including, without limitation, federal income taxes, social security tax, medicare tax, and other such taxes, incurred by Employee which is attributable solely to the issuance of the Shares, as well as any additional tax liability that is attributable to the sums to be reimbursed hereunder (collectively, the "Tax Reimbursement"). Employer and Employee recognize that the tax liability shall accrue on the date that the Common Stock is actually vested; however, Employer and Employee agree that the present value of the Common Stock, which is estimated to be Six and No/100 Dollars ($6.00) per share, shall be the basis on which the Tax Reimbursement shall be made. Employer, as required by Federal law, shall submit the required withholding at the then current required withholding tax rate (currently twenty-eight percent (28%)) and as well as any other applicable payroll taxes to the Internal Revenue Service or the appropriate taxing authorities (the "Tax Deposits"), at no expense to Employee, on a timely basis whether the stock is vested according to the schedule in Section 5(B) or pursuant to the accelerated vesting schedule set forth in Section 6(H). Employer and Employee estimate that the total Tax Reimbursement in excess of the Tax Deposits (the "Excess Tax Reimbursement") shall equal Sixteen Thousand, One Hundred, Seventy and No/100 Dollars ($16,170.00). This estimated Excess Tax Reimbursement shall be paid to Employee upon the execution of the Amendment to this Agreement; provided that Employer shall deduct twenty-eight percent (28%) from such payment, as required by Federal law, and shall submit that amount to the Internal Revenue Service and such other payroll taxes that may be applicable as Employee's tax deposit on the estimated Excess Tax Reimbursement. In the event that Employee's actual Tax Reimbursement exceeds the $16,170.00 plus the Tax Deposits, Employer shall reimburse Employee for such additional amount on or before the date on which the actual tax liability is due. In the event that Employee's actual Excess Tax Reimbursement is less than $16,170.00 plus the Tax Deposits, Employee shall promptly refund the amount of the overpayment to Employer.

3.Section 8(B) shall be deleted from the Agreement and replaced with the following:
B. Other Agreements.   This Agreement constitutes the entire
agreement between the parties hereto, expressly superseding all prior understandings, commitments, and agreements other than those expressly referred to in this Agreement, whether written or oral, between Employer and Employee; provided, however, that Employer and Employee agree that the Shareholder's Agreement dated April 30, 1994, shall not be superseded by this Agreement and shall remain in full force and effect.

4.All other provisions of the Agreement shall remain in full force and effect and shall not be affected by this Amendment.
 In Witness Hereof, the parties hereto have executed this Agreement on this Eighth day of December, 1995.

EMPLOYER:
Midcoast Energy Resources, Inc.
By:

    Dan C. Tutcher, President

EMPLOYEE:
I.J. Berthelot, II